Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK Reports Strong FY08 Fourth Quarter and Year-End Earnings

Raises FY09 EPS Guidance to $7.15 - $7.35

Fourth Quarter Earnings Per Share up 17 Percent to $1.83; Full Year Earnings Per Share up 21 Percent to $6.43

Fourth Quarter Net Income up 19 Percent to $64 Million; Full Year Net Income up 23 percent to $226 Million

Fourth Quarter Sales up 12 Percent to More Than $1.1 Billion; Full Year Sales up 17 Percent to $4.2 Billion

FY08 Orders Reach Record $6.5 Billion; Free Cash Exceeds $280 Million

Minneapolis, May 8, 2008 – Alliant Techsystems (NYSE: ATK) reported today that earnings per share (EPS) in the fourth quarter of fiscal year 2008, which ended on March 31, rose 17 percent over the prior-year quarter to $1.83.  Sales for the quarter surpassed $1.1 billion, a 12 percent increase over the prior-year quarter.  Net income for the quarter rose 19 percent to $64 million.

For the full-year, EPS increased 21 percent to $6.43 and sales were up 17 percent to $4.2 billion.  The company reported full-year net income of $226 million, a 23 percent increase compared to the prior year, and year-end free cash flow of $282 million (see reconciliation table for details).  The company recorded record orders for the year of $6.5 billion.  Full-year margins increased to 10.5 percent, up from 9.5 percent in the prior year.

“2008 was another strong year for our company and our shareholders,” said Dan Murphy, Chairman and CEO.  “Our success in FY08 and the strength of our orders profile position us for continued double-digit earnings growth in FY09 and beyond.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for fiscal year 2008 and the fourth quarter ending March 31, 2008 (in thousands).

External Sales:

	Quarters Ended				Years Ended
	March 31, 2008	March 31, 2007	$ Change	% Change	March 31, 2008	March 31, 2007	$ Change	% Change

ATK Armament Systems	$405,204	$376,092	$29,112	7.7%	$1,476,716	$1,276,228	$200,488	15.7%
ATK Launch Systems	286,387	277,557	8,830	3.2%	1,217,461	1,078,194	139,267	12.9%
ATK Mission Systems	437,552	354,752	82,800	23.3%	1,477,548	1,210,650	266,898	22.0%
Total external sales	$1,129,143	$1,008,401	$120,742	12.0%	$4,171,725	$3,565,072	$606,653	17.0%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended				Years Ended
	March 31, 2008	March 31, 2007	$ Change	% Change	March 31, 2008	March 31, 2007	$ Change	% Change

ATK Armament Systems	$41,283	$34,064	$7,219	21.2%	$139,603	$112,614	$26,989	24.0%
ATK Launch Systems	40,388	39,656	732	1.8%	171,857	147,340	24,517	16.6%
ATK Mission Systems	44,995	31,021	13,974	45.0%	150,166	114,566	35,600	31.1%
Corporate	(6,706)	(18,736)	12,030		(24,531)	(34,792)	10,261
Total	$119,960	$86,005	$33,955	39.5%	$437,095	$339,728	$97,367	28.7%

SEGMENT RESULTS

In FY08, ATK operated three principal business groups: Armament Systems (formerly known as Ammunition Systems); Launch Systems; and Mission Systems.

ATK ARMAMENT SYSTEMS

On April 1, the Ammunition Systems group name changed to the Armament Systems group.  This change reflects the breadth of the group’s business, which includes ammunition, medium-caliber gun systems, energetics, and accessories.  Sales in the group increased eight percent to $405 million compared to $376 million in the prior-year quarter.  The increase reflects continued strength in civil ammunition.

Earnings before interest, taxes, and minority interest (operating profit) rose 21 percent to $41 million from $34 million in the prior-year quarter, reflecting higher sales volume in civil ammunition, lower pension expenses, and the absence of prior-year costs associated with an energetics program.  These were partially offset by higher raw material costs.

For the full year, sales in the Armament Systems group increased 16 percent to $1.5 billion compared to $1.3 billion in the prior year.  Operating profit for the year increased 24 percent to $140 million, from $113 million in FY07.

ATK LAUNCH SYSTEMS

Sales in the Launch Systems group rose three percent to $286 million compared to $278 million in the prior-year quarter.  The increase reflects higher sales in NASA programs, partially offset by anticipated lower sales in strategic propulsion programs.  Operating profit was $40 million, up approximately $1 million from the prior-year quarter due to higher sales volume and lower pension expenses.

For the full year, sales in the Launch Systems group rose 13 percent to $1.2 billion, up from $1.1 billion in the prior year.  Full-year operating profit rose 17 percent to $172 million compared to $147 million in the prior year.

ATK MISSION SYSTEMS

Sales in the Mission Systems group rose 23 percent to $438 million from $355 million in the prior-year quarter.  Organic sales rose 10 percent, driven primarily by Ares I, advanced weapons, and composite structure sales.  Sales from the acquisition of Swales Aerospace added $48 million to revenue, including revenue from a NASA service contract which is nearly complete.  Operating profit increased sharply to $45 million, a 45 percent rise from the $31 million recorded in the prior-year quarter.  The increase reflects higher organic sales, additional sales from Swales Aerospace and the absence of a one-time discretionary expense related to the pursuit of an advanced weapons program, and lower pension expenses.

For the full year, sales in the Mission Systems group rose 22 percent to $1.5 billion, compared to $1.2 billion in the prior year.  Organic sales increased 11 percent while sales from the acquisition of Swales Aerospace contributed $134 million.  Full-year operating profit rose 31 percent to $150 million from $115 million in the prior year.

CORPORATE AND OTHER

In the fourth quarter, corporate and other expenses totaled $7 million compared to $19 million in the prior-year period.  The decrease was primarily the result of prior-year expenses related to the termination of an internal information system.

For the full year, corporate and other expenses totaled $25 million, compared to $35 million in the previous year.  The decrease resulted from the same factors that drove the quarterly expenses.

OUTLOOK

The FY08 fourth-quarter and year-end results announced today do not include potential charges related to the previously announced intention to acquire the Information Systems and Geospatial businesses of McDonald, Dettwiler and Associates.  If the transaction does not close, ATK could incur a charge for transaction-related expenses that could be applied to the fourth quarter.  Additionally, the company’s FY09 guidance does not include any revenue, EBIT or free cash flow from the potential MDA acquisition.

ATK is raising its FY09 EPS guidance to a range of $7.15 - $7.35, up from its previous guidance of $7.10 - $7.30.  The company continues to expect sales of approximately $4.5 billion, in line with long-term organic growth rates of 8-10 percent.  Based primarily on increased operating efficiencies, with additional benefit from reduced pension expenses, the company projects FY09 operating margins to approach 11 percent.

In FY09, the company expects its average share count to be slightly more than 36 million.  The effective tax rate for the year is expected to be approximately 37 percent.  The tax rate assumes that the Federal R&D tax credit will be extended retroactively.   Pension expenses are expected to be approximately $40 million.  Capital expenditures in FY09 are anticipated to be approximately $115 million.  ATK expects to generate free cash flow of approximately $260 million (see reconciliation table for details).

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Year Ended March 31, 2008 (in thousands)	Projected Year Ending March 31, 2009 (in thousands)
Cash provided by operating activities	$382,751	$	~375,000
Capital expenditures	(100,709)	~(115,000)
Free cash flow	$282,042	$	~260,000

ATK is a premier aerospace and defense company with more than 17,000 employees in 21 states and over $4.5 billion in revenue.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions relating to the closing of the recently announced acquisition of MDA’s Information Systems and Geospatial Services businesses including the timing of the transaction, financing, and transaction costs; delays in NASA’s human-rated launch programs; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		YEARS ENDED
	March 31,	March 31,	March 31,	March 31,
(In thousands except per share data)	2008	2007	2008	2007

Sales	$1,129,143	$1,008,401	$4,171,725	$3,565,072
Cost of sales	886,051	810,993	3,325,410	2,878,711
Gross profit	243,092	197,408	846,315	686,361
Operating expenses:
Research and development	23,965	22,521	68,333	61,533
Selling	38,638	30,296	131,068	99,687
General and administrative	60,529	58,586	209,819	185,413
Total operating expenses	123,132	111,403	409,220	346,633
Income before interest, income taxes, and minority interest	119,960	86,005	437,095	339,728
Interest expense	(17,567)	(21,903)	(81,578)	(76,144)
Interest income	425	469	1,431	1,212
Income before income taxes and minority interest	102,818	64,571	356,948	264,796
Income tax provision	38,506	10,346	130,306	80,217
Income before minority interest	64,312	54,225	226,642	184,579
Minority interest, net of income taxes	(45)	127	376	451
Net income	$64,357	$54,098	$226,266	$184,128

Earnings per common share:
Basic	$1.97	$1.64	$6.87	$5.43
Diluted	1.83	1.57	6.43	5.32

Average number of common shares	32,682	33,040	32,924	33,885
Average number of common and dilutive shares	35,112	34,553	35,208	34,591

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 31, 2008	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$119,773	$16,093
Net receivables	797,988	733,304
Net inventories	205,825	170,602
Deferred income tax assets	88,282	75,333
Other current assets	35,568	33,686
Total current assets	1,247,436	1,029,018
Net property, plant, and equipment	492,336	454,748
Goodwill	1,236,196	1,163,186
Prepaid and intangible pension assets	25,280	27,998
Deferred charges and other non-current assets	201,034	199,732
Total assets	$3,202,282	$2,874,682
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$215,755	$153,572
Contract advances and allowances	81,624	80,904
Accrued compensation	147,287	123,696
Accrued income taxes	44,329	11,791
Other accrued liabilities	144,060	133,309
Total current liabilities	633,055	503,272
Long-term debt	1,455,000	1,455,000
Deferred income tax liabilities	38,316	22,278
Postretirement and postemployment benefits liabilities	138,378	163,709
Accrued pension liability	84,267	89,383
Other long-term liabilities	108,238	83,159
Total liabilities	2,457,254	2,316,801
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 32,795,800 shares at
March 31, 2008 and 33,075,268 at March 31, 2007	328	331
Additional paid-in-capital	467,857	477,554
Retained earnings	1,319,844	1,112,649
Accumulated other comprehensive loss	(376,636)	(424,075)
Common stock in treasury, at cost, 8,759,261 shares held at
March 31, 2008 and 8,479,793 at March 31, 2007	(666,365)	(608,578)
Total stockholders’ equity	745,028	557,881
Total liabilities and stockholders’ equity	$3,202,282	$2,874,682

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
(In thousands)	March 31, 2008	March 31, 2007
Operating activities
Net income	$226,266	$184,128
Adjustments to net income to arrive at cash
provided by operating activities:
Depreciation	71,511	69,380
Amortization of intangible assets	5,975	6,772
Amortization of deferred financing costs	3,851	3,999
Write-off of debt issuance costs associated with convertible notes	5,600	—
Deferred income taxes	(15,742)	81,725
Loss on disposal of property	2,505	9,295
Minority interest, net of income taxes	376	451
Share-based plans expense	23,415	38,076
Excess tax benefits from share-based plans	(9,459)	(3,539)
Changes in assets and liabilities:
Net receivables	(27,028)	5,605
Net inventories	(33,608)	(30,726)
Accounts payable	49,066	(12,514)
Contract advances and allowances	720	31,237
Accrued compensation	(1,143)	5,470
Accrued income taxes	54,786	(5,312)
Pension and other postretirement benefits	32,179	(348,303)
Other assets and liabilities	(6,519)	8,724
Cash provided by operating activities	382,751	44,468
Investing activities
Capital expenditures	(100,709)	(81,086)
Acquisition of business	(103,685)	—
Proceeds from the disposition of property, plant, and equipment	362	603
Cash used for investing activities	(204,032)	(80,483)
Financing activities
Change in cash overdrafts	—	(63,036)
Payments made on bank debt	—	(20,250)
Payments made to extinguish debt	—	(225,346)
Proceeds from issuance of long-term debt	—	575,000
Purchase of call options	—	(50,850)
Sale of warrants	—	23,220
Payments made for debt issue costs	(740)	(10,564)
Net purchase of treasury shares	(100,068)	(208,027)
Proceeds from employee stock compensation plans	16,310	19,332
Excess tax benefits from share-based plans	9,459	3,539
Cash (used for) provided by financing activities	(75,039)	43,018
Increase in cash and cash equivalents	103,680	7,003
Cash and cash equivalents - beginning of period	16,093	9,090
Cash and cash equivalents - end of period	$119,773	$16,093